                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

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                    meVC DRAPER FISHER JURVETSON FUND I, INC.
                              (D/B/A MVC CAPITAL)
_______________________________________________________________________________
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

_______________________________________________________________________________
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[MVC CAPITAL LOGO]

                                                                January 29, 2003

DEAR FELLOW STOCKHOLDER:

    Enclosed with this letter is information about the MVC Capital Annual Meeting of Stockholders, which will be held on February 28, 2003.

    We believe it is important for you to know that:

    [*] Your Company has assembled seven world-class Board of Directors candidates -- individuals with proven track records in building stockholder value. We believe their skill and experience in venture capital and technology investments is unmatched and highly beneficial to you and your Company. We have decided to place the entire Board up for election at the upcoming meeting in order to give our stockholders a clear choice in determining the future of MVC.

    [*] We believe that we have reached a turning point in the venture capital investing cycle and that prospects to meet the Fund's original long-term investment objectives have never been better.

    [*] We further believe that your Company's seven candidates are the best qualified to take full advantage of these prospects and realize the long-term potential of the Company. These Directors are also investing their own money in the Company by purchasing Fund stock. They believe the Company has a bright long-term future and want to align their interests with yours.

    A dissident stockholder -- Millenco, L.P. -- has announced its intention to begin a proxy contest. Among other things, we believe Millenco will be proposing its own nominees to seize control of your Company's Board of Directors. Based on Millenco's track record of raiding other closed-end funds, we believe its nominees will support Millenco's short-term interests. We strongly urge you to reject Millenco's bid for your vote.

    WE URGE YOU TO PROTECT YOUR INVESTMENT. Elect your Fund's Board of Directors by voting FOR Proposals 1, 2 and 3 on the WHITE proxy card. We also urge you to vote AGAINST the dissidents' Proposals 4 and 5 on the WHITE proxy card. And please disregard any materials you receive from Millenco. Remember that your vote is very important. Sign, date and mail the WHITE proxy card TODAY.

3000 SAND HILL ROAD, BUILDING ONE, SUITE 155   MENLO PARK, CALIFORNIA 94025
T. 650-926-7000   F. 650-926-7001   www.mvccapital.com

         MVC'S WORLD-CLASS BOARD OF DIRECTORS IS BEST QUALIFIED TO LOOK
                        AFTER YOUR LONG-TERM INVESTMENT.

    In our opinion, your Board's candidates comprise some of the most experienced and accomplished business leaders in the United States. In our view, they have a track record of building long-term stockholder value at some of the country's largest and most well known companies:

    [*] MICHAEL H. JORDAN. Former Chairman & CEO, CBS Corporation and
        Westinghouse Electric Corporation. Board member of Dell Computer Corp., Aetna, Inc., i2 Technologies and Pinnacor Inc.

    [*] LAURENCE R. HOOTNICK. Former President & CEO, Maxtor Corp. As a Senior
        Vice President of Intel, his responsibilities included Finance & Administration and Worldwide Sales & Marketing; also, former President of Intel's Embedded Control & Memory Group. Co-founder of Acuity Ventures.

    [*] VINCENT H. TOBKIN. Director, Founder & Head, Worldwide Technology and
        Telecom, Bain & Company. Earlier, he founded and was a General Partner of Sierra Ventures and a Partner of McKinsey & Company's High Technology Practice.

    [*] PETER J. LOCKE. Former Managing Director and Head of the Western Region of Citibank Corporate Banking, where he was involved in numerous corporate debt financings. Currently a commercial and financial arbitrator.

    [*] FREDERICK M. HOAR. Communications and marketing strategist for leading technology firms, from Fairchild to RCA. He led communications during Apple's IPO and was involved with the launch of the Lisa and Macintosh computers.

    [*] JAMES K. SIMS. Founder and former CEO of Cambridge Technology Partners, an international management consulting company. Founder and former Chairman & CEO of Concurrent Computer Corporation. Co-Founder, Chairman & CEO of GEN3 Partners and board member of RSA Security.

    [*] JOHN M. GRILLOS. Chief Executive Officer of the Fund. General Partner and Director of ITech Partners, L.P. Director of SmartForce/CBT Systems, Inc., FOLIOfn Inc., ITech Ice LLP.

    All seven of these candidates are running for election at the Annual Meeting and all are pledged to building value for you. We urge you to elect these individuals by voting FOR Proposals 1, 2 and 3 on the WHITE proxy card. We also urge you to vote AGAINST the dissidents' proposals 4 and 5 on the WHITE proxy card.

                        WHAT DOES MILLENCO REALLY WANT?

    Millenco is an arbitrage hedge fund with a history of raiding closed-end funds. We do not think their objectives are the same as yours. If Millenco succeeds in liquidating MVC -- and that's what they have asked our Board to do in the past -- their potential gain will come at the expense of your investment. Hedge funds like Millenco have little or no experience with venture capital and creating companies, much less technology companies. We believe that they are therefore singularly unqualified to run your Company.

    Ask yourself these questions:

   Is liquidation the reason you bought shares in MVC? Do Millenco's nominees have any experience trying to liquidate a portfolio of privately held stock? Does Millenco or its nominees have any idea of the potential losses such premature sales would bring?

In our opinion, the answer is clearly NO. Don't let Millenco's nominees control the future of your investment. Elect MVC's candidates by voting FOR Proposals 1, 2 and 3 TODAY.

   Do you want your investment managed by a Board of Directors that will look after your long-term best interests or do you want to be represented by 'single purpose' Directors who can be expected to support the short-term demands of an opportunistic hedge fund?

We believe that if Millenco's nominees are elected to the Company's Board, your interests will be ignored in favor of the interests of short-term investors. Say NO to Millenco. Vote FOR Proposals 1, 2 and 3 TODAY.

             MVC CAPITAL HAS THE RIGHT STRATEGY AT THE RIGHT TIME.

    Your Board of Directors firmly believes that we have reached a turning point in the venture capital investing cycle. Valuations are extremely low while the quality of the private companies seeking financing is high. Prospects to meet the Fund's original long-term investment objective have never been better. We are excited about our recent investments -- high-potential companies supported by top-flight venture capital firms. These investments are further evidence that we are making progress consistent with our original mission.

    We have put into place a refined strategy that is the best course to build long-term value for shareholders. Important elements of this strategy include:

    [*] Venture debt financing in addition to equity investing -- a unique strategy that diversifies our portfolio, generates interest income and gives us greater access to invest in attractive companies backed by leading venture capitalists

    [*] A strengthened investment team with a streamlined management organization

    [*] A $20 million share repurchase program to take advantage of opportunities to buy back MVC shares at appropriate levels to benefit all shareholders

    [*] A highly qualified and dedicated Board of Directors

           ELECT YOUR BOARD OF DIRECTORS AND PROTECT YOUR INVESTMENT.

    The Fund's mission was clearly set forth at its beginning: 'Long-term capital appreciation from venture capital investments . . . in companies that we believe have high-growth potential over the long term.' This is why you and your fellow stockholders own shares in MVC Capital. Now, Millenco is seeking to jeopardize your long-term investment. We urge you to protect your investment in the Fund's original mission.

    Here is what you should do:

    [*] Vote FOR Proposals 1, 2 and 3 on the WHITE proxy card.

    [*] Vote AGAINST the dissidents' Proposals 4 and 5 on the WHITE proxy card.

    [*] Sign, date and mail the WHITE proxy card TODAY.

    YOUR VOTE IS CRUCIAL -- it will determine the future direction of the Company. Please help us fulfill the Company's original mission of superior returns through long-term venture capital investments.


                                          On Behalf of your Board of Directors,

                                          Sincerely,

                                          John M. Grillos

                                          John M. Grillos
                                          Chief Executive Officer

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR
                    SHARES, PLEASE CALL:

                 [MACKENZIE PARTNERS LOGO]

                     105 Madison Avenue
                  New York, New York 10016
             email: proxy@mackenziepartners.com
                Call collect: (212) 929-5500
                OR TOLL FREE: (800) 322-2885
                 Facsimile: (212) 929-0308

STATEMENTS IN THIS ANNOUNCEMENT OTHER THAN HISTORICAL DATA AND INFORMATION CONSTITUTE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES MAY INCLUDE, BUT ARE NOT LIMITED TO, RECENT CHANGES IN SENIOR MANAGEMENT, FLUCTUATIONS IN OPERATING RESULTS, MARKET CONDITIONS, CHANGES IN TECHNOLOGY, INCREASED COMPETITION AND OTHER RISKS IDENTIFIED BY MVC CAPITAL FROM TIME TO TIME IN ITS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.